Exhibit 10.3

AMENDMENT Nº1 TO THE SERVICE FRAMEWORK AGREEMENT

This AMENDMENT Nº1 TO THE SERVICE FRAMEWORK AGREEMENT (this “Agreement”), signed as of July 26, 2021, is entered into by and between DYADIC INTERNATIONAL, INC., a Delaware corporation with headquarters located at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477-5094 USA and U.S. tax identification number 45-04867472 (“Dyadic”), and BIOTECHNOLOGY DEVELOPMENTS FOR INDUSTRY IN PHARMACEUTICALS, S.L.U., a company incorporated under the laws of Spain having its registered office at Louist Proust 13, 47151 Boecillo (Valladolid), Spain, and identification code -CIF number- B-86206695 (“BDI Pharmaceuticals”). Dyadic and BDI Pharmaceuticals are sometimes collectively referred to as the “Parties” and individually as a “Party.”

RECITALS:

I.	Dyadic and BDI Pharmaceuticals entered into a Service Framework Agreement dated on June 30th, 2017;

II.	Dyadic and BDI Pharmaceuticals are willing to extend the Term of the Service Framework Agreement to extend the collaboration under the same terms and conditions.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Amendment, and the foregoing Recitals, which are incorporated herein and by this reference made a part hereof, and for other good and valuable consideration the receipt and adequacy of which hereby are mutually acknowledged by Dyadic and BDI Pharmaceuticals, the Parties hereby agree as follows:

ARTICLE 1

Amend Article 8 of the Agreement as follows:

ARTICLE 8
TERM AND TERMINATION

8.1         Term. This Agreement shall enter into force upon the closing of the transactions contemplated by the Investment Agreement (the “Effective Date”) and shall expire June 30, 2025 (the “Term”), excluding the Articles and Sections and their legal effects of which are meant to survive the termination or expiration of the Agreement.

8.2         Termination in the Event of Insolvency. Either Party may terminate this Agreement if the other Party becomes insolvent, voluntarily files a petition for relief under bankruptcy or any similar or other insolvency laws (or has a petition filed against it and the same remains undischarged or unstayed for sixty (60) days) or voluntarily or involuntarily enters receivership or any similar or other insolvency proceeding.

8.3         Termination for Breach. Without prejudice to any other damages or remedies available under applicable law and/or this Agreement, either Party has the right, at any time, to terminate this Agreement or any Statement of Work hereunder by written notice and without further formality upon a breach by the other Party in the performance of the provisions of this Agreement or such Statement of Work, provided such breach is not cured within thirty (30) days following receipt by the defaulting Party of a written notice from the non-defaulting Party to remedy such breach. However, (i) in case of a breach, which is not capable of being cured; or (ii) where any Party repeatedly or consistently fails to meet its contractual obligations following an initial cure period, the other Party has the right to terminate this Agreement or such Statement of Work immediately, by written notice and without any further formality and (additional) cure period.

8.4         Termination by Dyadic or Sponsor. Dyadic may terminate this Agreement, at its sole option, in its entirety or Sponsor may terminate any Statement of Work, at any time upon either (i) thirty (30) days written notice to BDI Pharmaceuticals, if no Statements of Work are operational under the Agreement at the time of termination and the date of termination; (ii) upon ninety (90) days written notice to BDI Pharmaceuticals;

8.5         Termination by BDI Pharmaceuticals. After July 26, 2025, BDI Pharmaceuticals may terminate this Agreement in writing, at its sole option, in its entirety at any time upon one hundred and eighty (180) days written notice to Dyadic, if there are no active Statements of Work and no Projects have been contracted by Dyadic under this Agreement during the six (6) month period immediately prior to the termination date.

8.6         Effect of Termination.

(a)    Accrued Rights and Obligations. Termination of this Agreement or a Statement of Work hereunder for any reason shall not release any Party from any obligation which, at the time of such termination, has already accrued and become due to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b)    Return of Confidential Information and Materials. Upon any termination of this Agreement, BDI Pharmaceuticals shall promptly return to Sponsor all Confidential Information and Materials received from or on behalf of Sponsor. BDI Pharmaceuticals may retain a copy of the Confidential Information that must thereafter be used solely as a legal record of the Confidential Information under this Agreement.

(c)    Destruction of Confidential Information and Materials. Upon any termination of this Agreement, Sponsor may request BDI Pharmaceuticals to destroy all Confidential Information and Materials received from or on behalf of Sponsor instead of returning it in accordance with paragraph (b) above. BDI Pharmaceuticals may retain a copy of the Confidential Information that must thereafter be used solely as a legal record of the Confidential Information under this Agreement.

(d)    Rights in IP. In the event of termination of this Agreement either on or prior to the expiration of the Term by either Party, all rights and licenses of BDI Pharmaceuticals to Background IP and Results shall automatically terminate and/or revert back to Sponsor and any license grants from Dyadic to BDI Pharmaceuticals, such, for example, without limitation, the license grants provided in Article 4 shall terminate.

(e)    Other Remedies Available. Notwithstanding anything in this Agreement to the contrary, in the event of termination of this Agreement, each Party shall have available every remedy allowed under law and equity, including but not limited to specific performance, suit for damages, and rescission.

8.7         Survival. Termination of a Statement of Work shall not result in a termination of the entire Agreement unless so stated in the termination notice. Notwithstanding anything to the contrary contained herein, the provisions of Recital VI, Article 1, Section 2.3, Section 3.1, Section 3.4, Section 4.1 through Section 4.3, Section 4.5 through Section 4.8, Article 5 through Article 7, Section 8.6, Section 8.7, Article 9 shall survive any termination of this Agreement.

ARTICLE 2

Amend Article 9.12 of the Agreement as follows:

9.12          Non-Compete. During the term of this Agreement and until June 30, 2030, BDI Pharmaceuticals agrees that it, and its affiliates, will not work on C1 Strains for anyone other than Dyadic on pharmaceutical applications and/or processes (animal or human, including but not limited to active pharmaceutical ingredients or catalysts) unless so authorized by the CEO of Dyadic. BDI Pharmaceuticals shall cause the substance of this clause to be included in any sub-contract for performance of Services hereunder. For the purposes of this Section, “C1 Strains” shall be defined as and fungal strain(s) that have the taxonomy of either (i) Thermothelomyces heterothallica, (ii) Myceliophthora thermophila, (ii) Corynascus or (iv) Sporotrichium and any strains derived or generated from the C1 Strains transferred hereunder in (i) the Project, (ii) under the prior Agreement or (iii) this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in two counterparts by their duly authorized representatives, each Party acknowledging receipt of one original.

DYADIC INTERNATIONAL, INC.		BIOTECHNOLOGY DEVELOPMENTS FOR INDUSTRY IN PHARMACEUTICALS, S.L.U.

By:	/s/ Mark A. Emalfarb	By:	/s/ Emilio Gutiérrez Gómez
Name:	Mark A. Emalfarb	Name:	Emilio Gutiérrez Gómez
Title:	Chief Executive Officer	Title:	Legal Representative
Date:	26th July 2021	Date:	26th July 2021